Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 6-I dated November 14, 2011 and
underlying supplement no. 4-III dated June 29, 2012	Term Sheet to Product Supplement No. 6-I Registration Statement No. 333-177923 Dated June 4, 2013; Rule 433

Structured Investments	$ Annual Income Notes Contingent on the Performance of the JPMorgan ETF Efficiente 5 Index due June 30, 2020

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing June 30, 2020*
•	Cash payment at maturity of principal plus the final Interest Payment, if any, as described below
•	The notes are designed for investors who seek variable annual Interest Payments that depend on the annualized performance of the JPMorgan ETF Efficiente 5 Index over the term of the notes, subject to a Minimum Interest Rate that will be determined on the pricing date and will not be less than 0% per annum. The notes may be appropriate for investors requiring asset and investment strategy diversification. Investors should be willing to forgo dividend payments and any return on this investment beyond the Interest Payments, while seeking payment of your principal in full at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The level of the Index reflects the deduction of a fee of 0.50% per annum that accrues daily.
•	Investing in the notes is not equivalent to investing in the JPMorgan ETF Efficiente 5 Index, any of the Basket Constituents or any of the assets underlying the Basket Constituents.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about June 21, 2013 and are expected to settle on or about June 28, 2013.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 6-I, will supersede the terms set forth in the accompanying product supplement. Among other things, your payment at maturity will be determined as described below under “Key Terms — Payment at Maturity.” See “Supplemental Terms of the Notes” in this term sheet for more information.

Key Terms

Index:	JPMorgan ETF Efficiente 5 Index (the “Index”)
Interest Payment†:	The Interest Payment per $1,000 principal amount note payable on each annual Interest Payment Date will equal $1,000 × Interest Rate.
Interest Rate:	The Interest Rate for each annual Interest Payment Date will be a percentage equal to (a) the Cumulative Index Return on the applicable Interest Determination Date multiplied by (b) the Index Factor for such Interest Determination Date, provided that the Interest Rate will not be less than the Minimum Interest Rate.
Because the Minimum Interest Rate is 0%, if the Interest Rate applicable to a particular Interest Payment Date is equal to the Minimum Interest Rate, you will not receive any Interest Payment on that Interest Payment Date. Accordingly, if the Interest Rate for each Interest Payment Date is equal to the Minimum Interest Rate, you will not receive any Interest Payment over the term of the notes.
Minimum Interest Rate:	At least 0% per annum. The actual Minimum Interest Rate will be determined on the pricing date and will not be less than 0% per annum.
Index Factor:

The Index Factor for each Interest Determination Date will be a fraction equal to 1/n, where “n” is equal to the number of Interest Determination Dates that have occurred to date, including the Interest Determination Date in question.

Please see “Selected Risk Considerations — Because the Index Factor for Each Interest Determination Date Decreases Over Time, An Earlier Increase in the Index Will Result in a Higher Interest Payment Than a Later Increase in the Index” for additional information.

Interest Determination Dates*:	June 25, 2014, June 25, 2015, June 27, 2016, June 27, 2017, June 26, 2018, June 25, 2019 and June 25, 2020
Interest Payment Dates*:	June 30, 2014, June 30, 2015, June 30, 2016, June 30, 2017, June 29, 2018, June 28, 2019 and the Maturity Date
Payment at Maturity:	At maturity, you will receive a cash payment for each $1,000 principal amount note of $1,000 (plus the final Interest Payment).
Cumulative Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The Index closing level on the pricing date
Ending Index Level:	For each Interest Determination Date, the Index closing level on that Interest Determination Date
Maturity Date*:	June 30, 2020
CUSIP:	48126NBZ9
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” in the accompanying product supplement no. 6-I and “Supplemental Terms of Notes — Postponement of a Determination Date — Notes linked solely to the ETF Efficiente Index” in the accompanying underlying supplement no. 4-III and “Supplemental Terms of the Notes” in this term sheet.
†	Subject to the impact of a commodity hedging disruption event as described under “Supplemental Terms of the Notes” in this term sheet. In the event of a commodity hedging disruption event (as defined under “General Terms of Notes — Additional Index Provisions — A. Consequences of a Commodity Hedging Disruption Event — Commodity Hedging Disruption Events” in the accompanying product supplement no. 6-I), we have the right, but not the obligation, to cause the calculation agent for the notes (the “note calculation agent”) to adjust the Interest Payments payable on each Interest Payment Date that follows the occurrence of that commodity hedging disruption event. Please see “Selected Risk Considerations — We May Adjust Further Interest Payments If a Commodity Hedging Disruption Event Occurs” for additional information.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 6-I, “Risk Factors” beginning on page US-6 of the accompanying underlying supplement no. 4-III and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $35.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-76 of the accompanying product supplement no. 6-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $916.30 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by a bank.

June 4, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 6-I, underlying supplement no. 4-III and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 6-I dated November 14, 2011 and underlying supplement no. 4-III dated June 29, 2012. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 6-I and “Risk Factors” in the accompanying underlying supplement no. 4-III, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 6-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007596/e46161_424b2.pdf
•	Underlying supplement no. 4-III dated June 29, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212003615/e48971_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

You may access additional information regarding the JPMorgan ETF Efficiente 5 Index in the Strategy Guide at the following URL:

http://www.sec.gov/Archives/edgar/data/19617/000095010313002214/crt_dp37432-fwp.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

We may create and issue additional notes with the same terms as these notes, so that any additional notes will be considered part of the same tranche as these notes.

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet:

•	the payment at maturity on the notes will be determined as described above under “Key Terms — Payment at Maturity” and not as described under “Description of Notes — Payment at Maturity — A. Determining the Payment at Maturity” in the accompanying product supplement no. 6-I;
•	the Interest Determination Dates are Determination Dates as described in the accompanying product supplement no. 6-I and are subject to postponement as described under “Supplemental Terms of Notes — Postponement of a Determination Date — Notes linked solely to the ETF Efficiente Index” in the accompanying underlying supplement no. 4-III. If, due to a non-trading day or a market disruption event, an Interest Determination Date is postponed so that it falls less than three business days prior to the applicable scheduled Interest Payment Date, that Interest Payment Date and, if that Interest Payment Date is the maturity date, the maturity date will be postponed to the third business day following that Interest Determination Date, as postponed, and the applicable Interest Payment will be made on that Interest Payment Date, as postponed, with the same force and effect as if that Interest Payment Date had not been postponed, and no additional interest will accrue or be payable as a result of the delayed payment;
JPMorgan Structured Investments —	TS-1
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

•	Interest Payments will be calculated as described above under “Key Terms — Interest Payments” and Key Terms — Interest Rate” and will not be calculated based on a 360-day year of twelve 30-day months, except as described below;
•	in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the note calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described above under “Key Terms — Payment at Maturity” and, with respect to the final Interest Payment, as described above under “Key Terms — Interest Payment” and “Key Terms — Interest Rate,” calculated as if the date of acceleration were the final Interest Determination Date and provided that, for purposes of determining the Index Factor, “n” will be equal to the number of Interest Determination Dates that have occurred to date, excluding the Interest Determination Date in question (i.e., the date of acceleration) plus a fraction, the numerator of which is equal to the actual number of days elapsed from and including the Interest Determination Date immediately preceding the Interest Determination Date in question and the denominator of which is the number of days from and including that immediately preceding Interest Determination Date to but excluding the immediately following scheduled Interest Determination Date. Upon any acceleration of the notes, any interest will be calculated on the basis of 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid; and
•	notwithstanding anything to the contrary in the accompanying product supplement no. 6-I or the underlying supplement no. 4-III, the consequences of a commodity hedging disruption event will be as follows:

If a commodity hedging disruption event (as defined under “General Terms of Notes — Additional Index Provisions — A. Consequences of a Commodity Hedging Disruption Event — Commodity Hedging Disruption Events” in the accompanying product supplement no. 6-I) occurs, we will have the right, but not the obligation, to adjust further Interest Payments based on determinations made by the note calculation agent described below. If we choose to exercise this right, in making this adjustment, the note calculation agent will determine, in good faith and in a commercially reasonable manner, the Option Value (as defined below) as of the date on which the note calculation agent determines that a commodity hedging disruption event has occurred (such date, a “commodity hedging disruption date”). The “Option Value” will be a fixed amount representing the forward price of the embedded option representing all of the Interest Payments from but excluding the commodity hedging disruption date through and including the maturity date (the “Option Value”). Thereafter, the Interest Payment payable on each Interest Payment Date occurring after the commodity hedging disruption date (each, an “Affected Interest Payment Date”) will be, instead of the amount calculated as described above under “Key Terms — Interest Payment,” a fixed amount equal to, for each $1,000 principal amount note, the Option Value divided by the number of Affected Interest Payment Dates, provided that the Interest Payment will not be less than $1,000 x the Minimum Interest Rate. Accordingly, the Interest Payment on each Affected Interest Payment Date will be fixed, regardless of any appreciation of the Index, which may be significant. The commodity hedging disruption event may occur prior to the final Interest Determination Date. We will provide, or cause the note calculation agent to provide, written notice of our election to exercise this right to the trustee at its New York office. We (or the note calculation agent) will deliver this notice as promptly as possible and in no event later than the fifth business day immediately following the commodity hedging disruption date. Additionally, we will specify in the notice the Option Value as determined on the commodity hedging disruption date and the Interest Payment payable on each Affected Interest Payment Date.

The JPMorgan ETF Efficiente 5 Index

The JPMorgan ETF Efficiente 5 Index (the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities plc (formerly known as J.P. Morgan Securities Ltd.) (“JPMS plc”), one of our affiliates. JPMS plc acts as the calculation agent for the Index (the “index calculation agent”). The Index is a notional dynamic basket that tracks the excess return of a portfolio of 12 exchange-traded funds (“ETFs”) (each an “ETF Constituent,” and collectively the “ETF Constituents”), with dividends reinvested, and the JPMorgan Cash Index USD 3 Month (the “Cash Constituent”) (each a “Basket Constituent,” and collectively the “Basket Constituents”) above the return of the Cash Constituent, less a fee of 0.50% per annum that accrues daily. The Basket Constituents represent a diverse range of asset classes and geographic regions.

The Index rebalances monthly a synthetic portfolio composed of the Basket Constituents. The Index is based on the “modern portfolio theory” approach to asset allocation, which suggests how a rational investor should allocate his capital across the available universe of assets to maximize return for a given risk appetite. The Index uses the concept of an “efficient frontier” to define the asset allocation of the Index. An efficient frontier for a portfolio of assets defines the optimum return of the portfolio for a given amount of risk. The Index uses the volatility of returns of hypothetical portfolios as the measure of risk. This strategy is based on the assumption that the most efficient allocation of assets is one that maximizes returns per unit of risk. The index level of the ETF Efficiente Index is determined by tracking the return of the synthetic portfolio above the return of the Cash Constituent. The weights assigned to the Basket Constituents within the synthetic portfolio are rebalanced monthly. The strategy assigns the weights to the Basket Constituents based upon the returns and volatilities of multiple hypothetical portfolios comprising the Basket Constituents measured over the previous six months. The re-weighting methodology seeks to identify the weight for each Basket Constituent that would have resulted in the hypothetical portfolio with the highest return over the relevant measurement period, subject to an annualized volatility over the same period of 5% or less. Thus, the portfolio exhibiting the highest return with an annualized volatility of 5% or less is then selected, with the weightings for such

JPMorgan Structured Investments —	TS-2
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

portfolio applied to the Basket Constituents. In the event that none of the portfolios has an annualized volatility equal to or less than 5%, this volatility threshold is increased by 1% and this analysis performed again until a portfolio is selected. The weight of the Cash Constituent at any given time represents the portion of the synthetic portfolio that is uninvested at that time and the Index will reflect no return for that portion.

No assurance can be given that the investment strategy used to construct the Index will be successful or that the Index will outperform any alternative basket or strategy that might be constructed from the Basket Constituents. Furthermore, no assurance can be given that the Index will achieve its target volatility of 5%. The actual realized volatility of the Index may be greater or less than 5%.

The Index is described as a “notional” or synthetic portfolio or basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the level of the Index.

The following are the Basket Constituents composing the Index and the maximum weighting constraints assigned to the relevant sector and asset type to which each belongs:

	Sector Cap	Basket Constituent	Asset Cap
1	Developed Equities 50%	SPDR® S&P 500® ETF Trust	20%
2		iShares® Russell 2000 Index Fund	10%
3		iShares® MSCI EAFE Index Fund	20%
4	Bonds 50%	iShares® Barclays 20+ Year Treasury Bond Fund	20%
5		iShares® iBoxx $ Investment Grade Corporate Bond Fund	20%
6		iShares® iBoxx $ High Yield Corporate Bond Fund	20%
7	Emerging Markets 25%	iShares® MSCI Emerging Markets Index Fund	20%
8		iShares® Emerging Markets Bond Fund	20%
9	Alternative Investments 25%	iShares® Dow Jones Real Estate Index Fund	20%
10		iShares® S&P GSCI™ Commodity-Indexed Trust	10%
11		SPDR® Gold Trust	10%
12	Inflation Protected Bonds and Cash 50%	iShares® Barclays TIPS Bond Fund	50%
13		JPMorgan Cash Index USD 3 Month	50%

See “The JPMorgan ETF Efficiente 5 Index ” in the accompanying underlying supplement no. 4-III for more information about the Index and the Basket Constituents.

The level of the Index is published each trading day under the Bloomberg ticker symbol “EEJPUS5E.”

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least your initial investment in the notes if you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	ANNUAL INTEREST PAYMENTS AT A RATE NO LESS THAN THE MINIMUM INTEREST RATE OF AT LEAST 0% PER ANNUM— The notes offer the potential to earn annual Interest Payments with a variable Interest Rate that will not be less than the Minimum Interest Rate of at least 0% per annum. The actual Minimum Interest Rate will be determined on the pricing date. The Interest Rate for each Interest Payment Date is equal to the Cumulative Index Return on the applicable Interest Determination Date, multiplied by the Index Factor for such Interest Determination Date, provided that the Interest Rate will not be less than the Minimum Interest Rate. Assuming a Minimum Interest Rate of 0% , if the Interest Rate applicable to a particular Interest Payment Date is equal to the Minimum Interest Rate, you will not receive any Interest Payment on that Interest Payment Date. Accordingly, if the Interest Rate for each Interest Payment Date is equal to the Minimum Interest Rate, you will not receive any Interest Payment over the term of the notes. If a commodity hedging disruption event occurs, we may adjust further Interest Payments. See “Selected Risk Considerations — We May Adjust Further Interest Payments If a Commodity Hedging Disruption Event Occurs” below.
•	RETURN LINKED TO A NOTIONAL DYNAMIC BASKET THAT TRACKS THE EXCESS RETURN OF A PORTFOLIO OF TWELVE ETFs AND ONE INDEX, REPRESENTING A DIVERSE RANGE OF ASSETS AND GEOGRAPHIC REGIONS — The return on
JPMorgan Structured Investments —	TS-3
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

the notes is linked to the performance of the JPMorgan ETF Efficiente 5 Index. The Index tracks the excess return of a portfolio of twelve ETFs and the Cash Constituent using an investment strategy that is based on the modern portfolio theory of asset allocation, which suggests how a rational investor should allocate his capital across the available universe of assets to maximize return for a given risk appetite. The Index uses the concept of an “efficient frontier” to define the asset allocation of the Index. An efficient frontier for a portfolio of assets defines the optimum return of the portfolio for a given amount of risk. The Index uses the volatility of returns of hypothetical portfolios as the measure of risk. This strategy is based on the assumption that the most efficient allocation of assets is one that maximizes returns per unit of risk. See “The JPMorgan ETF Efficiente 5 Index ” in the accompanying underlying supplement no. 4-III.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. You and we agree to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the notes will generally be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes, and gain or loss realized on the sale, exchange or redemption of the notes generally will be capital gain or loss. However, due to the absence of authorities that directly address the proper characterization of the notes, the Internal Revenue Service (the “IRS”) or a court may not respect the characterization and tax treatment described above. In particular, the IRS could seek to treat the notes for U.S. federal income tax purposes as “contingent payment debt instruments.” If the IRS were successful in asserting this treatment, the timing and character of income with respect to the notes would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income in each year, subject to adjustments, at a rate equal to our “comparable yield” on the notes, and any gain on the sale, exchange or redemption of the notes would be treated as additional interest income. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments. See the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement for more detailed information.

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, any of the Basket Constituents or any of the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 6-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 4-III dated June 29, 2012.

•	YOU MAY NOT RECEIVE ANY INTEREST PAYMENTS ON YOUR NOTES IN EXCESS OF THE MINIMUM INTEREST RATE FOR EACH INTEREST PAYMENT DATE OF AT LEAST 0% PER ANNUM— Your only return on the notes will be the annual Interest Payments that may be payable over the term of the notes. If the Index has declined from the pricing date to the applicable Interest Determination Date, resulting in a negative Cumulative Index Return, the Interest Rate will be equal to the Minimum Interest Rate and, assuming a Minimum Interest Rate of 0%, you will not receive any Interest Payment on that Interest Payment Date.

If the Minimum Interest Rate applies for each of the applicable Interest Payment Dates, assuming a Minimum Interest Rate of 0%, you will not receive any Interest Payment over the term of the notes. The actual Minimum Interest Rate will be determined on the pricing date and will not be less than 0% per annum. Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional security having a similar maturity issued by us. The Interest Payments, if any, paid over the term of the notes may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. If a commodity hedging disruption event occurs, we may adjust further Interest Payments. See “— We May Adjust Further Interest Payments If a Commodity Hedging Disruption Event Occurs” below.

•	THE INDEX FACTOR FOR EACH INTEREST DETERMINATION DATE AFTER THE FIRST INTEREST DETERMINATION DATE MAY LOWER YOUR INTEREST RATE FOR THE RELATED INTEREST
JPMorgan Structured Investments —	TS-4
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

PAYMENT DATE, AND YOUR AGGREGATE INTEREST PAYMENTS OVER THE TERM OF THE NOTES MAY YIELD A RETURN THAT IS LESS THAN THE INDEX PERFORMANCE OVER THE TERM OF THE NOTES — Although the Cumulative Index Return on each Interest Determination Date measures the performance of the Index from the pricing date to such Interest Determination Date, the Index Factor for the applicable Interest Determination Date is applied to the Cumulative Index Return for such Interest Determination Date to annualize the Cumulative Index Return. Accordingly, even if the Cumulative Index Return increases from one Interest Determination Date to the next, the Interest Rate for each Interest Payment Date may not increase in the same proportion and may even decrease. In addition, the return from the Interest Payments, if any, that you may receive over the term of the notes may be less than the Index performance over the term of the notes. Please see “What Are the Interest Rates for Different Interest Payment Dates, Assuming a Range of Performances for the Index?” in this term sheet for more information.

•	BECAUSE THE INDEX FACTOR FOR EACH INTEREST DETERMINATION DATE DECREASES OVER TIME, AN EARLIER INCREASE IN THE INDEX WILL RESULT IN A HIGHER INTEREST PAYMENT THAN A LATER INCREASE IN THE INDEX — The Index Factor for each Interest Determination Date is less than the Index Factor for the immediately preceding Interest Determination Date. Accordingly, its impact on the Interest Rate is to reduce the Cumulative Index Return over time. As a result, an earlier increase in the Index will result in a higher Interest Payment than a single increase in the Index later in the term, unless the later increase is sufficient to offset the negative effect of the Index Factor. If the Index initially depreciates followed by appreciation in the latter term of the notes or if the Index appreciates more later in the term of the notes than earlier, your aggregate Interest Payments, if any, may be less than those you could have earned had the Index initially appreciated followed by depreciation in the latter term of the notes or if the Index had appreciated more earlier in the term of the notes than later. The negative impact of the Index Factor will also be greater the longer the term of the notes.
•	THE INTEREST RATE DOES NOT REFLECT THE ACTUAL PERFORMANCE OF THE INDEX FROM INTEREST DETERMINATION DATE TO INTEREST DETERMINATION DATE — The Interest Rate for each annual Interest Payment Date is determined by multiplying the Cumulative Index Return on the applicable Interest Determination Date by the applicable Index Factor and is intended to reflect the annualized Index return on the applicable Interest Determination Date, subject to the Minimum Interest Rate. This is different from, and may be less than, an Interest Rate determined based on the percentage difference of the Index closing levels between two Interest Determination Dates. Accordingly, the Interest Payments, if any, on the notes may be less than the return you could earn on another instrument linked to the Index that pays annual interest based on the performance of the Index from Interest Determination Date to Interest Determination Date. Please see “What Are the Interest Rates for Different Interest Payment Dates, Assuming a Range of Performances for the Index?” in this term sheet for more information.
•	THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A FEE — One way in which the Index may differ from a typical index is that its level will include a deduction from the performance of the Basket Constituents over the Cash Constituent of a fee of 0.50% per annum. This fee will be deducted daily. As a result of the deduction of this fee, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee is deducted.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	WE MAY ADJUST FURTHER INTEREST PAYMENTS IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we have the right, but not the obligation, to adjust further Interest Payments. In making such adjustment, the calculation agent will determine in good faith and in a commercially responsible manner the forward price of the embedded option representing all of the Interest Payments from but excluding the commodity hedging disruption date through and including the maturity date (the “Option Value”) as of the date on which we declare a commodity hedging disruption event (such date, a “commodity hedging disruption date”). Thereafter, the Interest Payment payable on each Interest Payment Date occurring after the commodity hedging disruption date (each, an “Affected Interest Payment Date”) will be, instead of the amount calculated as described under “Key Terms — Interest Payment” above, an amount equal to, for each $1,000 principal amount note, the Option Value divided by the number of Affected Interest Payment Dates, provided that the Interest Payment will not be less than $1,000 × the Minimum Interest Rate of 0% per annum (or $0). Under these circumstances, the Interest Payment on each Affected Interest Payment Date will be fixed, regardless of any appreciation of the Index, which may be significant. Please see “General Terms of Notes — Additional Index Provisions — A. Consequences of a Commodity Hedging Disruption Event — Commodity Hedging Disruption Events” in the accompanying product supplement and “Supplemental Terms of the Notes” in this term sheet for more information.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as note calculation agent (the entity that, among other things, determines the Index closing levels to be used to determine the Interest Payment, if any, we will pay you on each Interest Payment Date), index
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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

calculation agent, sponsor of the Index and an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the note calculation agent, index calculation agent, sponsor of the Index, and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 6-I for additional information about these risks.

In addition, one of our affiliates, JPMS, is the sponsor of one of the Basket Constituents (the Cash Constituent).  JPMS is also the sponsor of the JPMorgan EMBI Global Core Index, which is the index underlying the iShares® JPMorgan USD Emerging Markets Bond Fund.  JPMS may, as a last resort, if there are no valid prices available for composite instruments included in the JPMorgan EMBI Global Core Index, price such composite instruments by asking JPMS traders to provide a market bid and ask.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the values of the Cash Constituent, the JPMorgan EMBI Core Index and the notes.

•	OUR AFFILIATE, J.P. MORGAN SECURITIES PLC, OR JPMS PLC, IS THE INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMS plc, one of our affiliates, acts as the index calculation agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation. The rules governing the Index may be amended at any time by JPMS plc, in its sole discretion, and the rules also permit the use of discretion by JPMS plc in specific instances, such as the right to substitute a Basket Constituent. Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by JPMS plc, JPMorgan Chase & Co., as the parent company of JPMS plc, ultimately controls JPMS plc.

In addition, the policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS plc is under no obligation to consider your interests as an investor in the notes. Furthermore, the inclusion of the Basket Constituents in the Index is not an investment recommendation by us or JPMS plc of the Basket Constituents or any of the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents.

•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS, OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Constituents and the securities, commodities, commodity futures contracts and currencies underlying the Basket Constituents to which the notes are linked.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Index and the Basket Constituents;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities underlying some of the Basket Constituents;
•	the market price of gold and the market price of the physical commodities upon which the commodity futures contracts that compose some of the Basket Constituents are based;
•	interest and yield rates in the market generally;
•	foreign currency exchange rates; and
•	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	THE COMMODITY FUTURES CONTRACTS UNDERLYING ONE OF THE BASKET CONSTITUENTS ARE SUBJECT TO LEGAL AND REGULATORY REGIMES — The commodity futures contracts underlying one of the Basket Constituents, the iShares® S&P GSCI™ Commodity-Indexed Trust, are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission (the “CFTC”)
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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

in 2011 adopted regulations that establish position limits for certain commodity-based futures contracts, such as futures contracts on certain energy, agricultural and metals based commodities; however, in 2012, the U.S. District Court for the District of Columbia vacated the CFTC rules. The CFTC has appealed the District Court’s decision, but no subsequent decision has yet been made. It is expected that the CFTC will also re-propose position limit rules. Any of those rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts and may result in the index calculation agent exercising its discretionary right to exclude or substitute Basket Constituents, which may, in turn, have an adverse effect on the level of the Index and your payment at maturity. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, cause the note calculation agent to adjust future Interest Payments. Please see “— We May Adjust Further Interest Payments If a Commodity Hedging Disruption Event Occurs.”

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents would have.
•	The Index may not be successful, outperform any alternative strategy that might be employed in respect of the basket constituents or achieve its target volatility — The Index follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the Basket Constituents. Furthermore, no assurance can be given that the Index will achieve its target volatility of 5%. The actual realized volatility of the Index may be greater or less than 5%.
•	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES — The exposures to the Basket Constituents are purely notional and will exist solely in the records maintained by or on behalf of the index calculation agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the reference assets that compose the Index. The Index tracks the excess return of a notional dynamic basket of assets over the Cash Constituent and, as such, any allocation to the Cash Constituent will result in this portion of the portfolio not being invested. Unless an extraordinary event occurs, the Cash Constituent will be subject to a maximum weight of 50% in the Index. Please see “— The Basket Constituents Composing the Index May Be Replaced by a Substitute ETF or Index” for more information about the consequences of an extraordinary event.
•	OWNING THE NOTES INVOLVES THE RISKS ASSOCIATED WITH THE INDEX’S MOMENTUM INVESTMENT
STRATEGY — The Index employs a mathematical model intended to implement what is generally known as a momentum investment strategy, which seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue. This strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike.
•	The investment strategy used to construct the Index involves Monthly rebalancing and weighting caps that are applied to the Basket Constituents — The Basket Constituents are subject to monthly rebalancing and maximum weighting caps by asset type and on subsets of assets. By contrast, a synthetic portfolio that does not rebalance monthly and is not subject to any weighting caps in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Basket Constituents. Therefore, your return on the notes may be less than the return you could realize on an alternative investment that was not subject to rebalancing and weighting caps.
•	CHANGES IN THE VALUES OF THE BASKET CONSTITUENTS MAY OFFSET EACH OTHER — Because the notes are linked to the Index, which is linked to the performance of the Basket Constituents, which collectively represent a diverse range of asset classes and geographic regions, price movements between the Basket Constituents representing different asset classes or geographic regions may not correlate with each other. At a time when the value of a Basket Constituent representing a particular asset class or geographic region increases, the value of other Basket Constituents representing a different asset class or geographic region may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the values of some of the Basket Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Basket Constituents.
•	THE ETF EFFICIENTE INDEX MAY BE PARTIALLY UNINVESTED — The weight of the Cash Constituent at any given time represents the portion of the synthetic portfolio that is uninvested at that time. The ETF Efficiente Index will reflect no return for any uninvested portion (i.e., any portion represented by the Cash Constituent). While the weight of the Cash Constituent is normally limited by a weighting constraint of 50%, if, as a result of an extraordinary event, any Basket Constituent is replaced with the Cash Constituent, the aggregate weight of the Cash Constituent would be allowed to exceed 50% because a portion of such aggregate weight would be subject to the weighting constraints specific to the replaced Basket Constituent and not the weighting constraints specific to the Cash Constituent. See “The Basket Constituents Composing the Index May Be Replaced by a Substitute ETF or Index” below.
•	CORRELATION OF PERFORMANCES AMONG THE BASKET CONSTITUENTS MAY REDUCE PERFORMANCE OF THE NOTES
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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

— Performances of the Basket Constituents may become highly correlated from time to time during the term of the notes, including, but not limited to, a period in which there is a substantial decline in a particular sector or asset type represented by the Basket Constituents and that has a higher weighting in the Index relative to any of the other sectors or asset types, as determined by the Index’s strategy. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type and which Basket Constituents have a substantial percentage weighting in the Index could cause the notes to pay only the Minimum Interest Rate on an Interest Payment Date and a return of your principal amount at maturity.

•	THE INDEX HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS — The Index was established on October 29, 2010, and therefore has a limited operating history. Past performance should not be considered indicative of future performance.
•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS — The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. For time periods prior to the launch of an ETF Constituent and that ETF Constituent’s initial satisfaction of a minimum liquidity standard, the hypothetical back-tested performance set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that ETF Constituent.

Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

•	An investment in the NOTES is subject to risks associated with non-U.S. securities markets, including emerging markets — Some or all of the equity securities that are held by two of the Basket Constituents, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, have been issued by non-U.S. companies. In addition, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® iBoxx $ High Yield Corporate Bond Fund, which are also Basket Constituents, may include U.S. dollar-denominated bonds of foreign corporations. Moreover, the bonds held by the iShares® JPMorgan USD Emerging Markets Bond Fund have been issued by 33 countries. Investments in the notes, which are linked in part to the economic stability and development of such countries, involve risks associated with investments in, or the securities markets in, those countries. The impact of any of these risks may enhance or offset some or all of any change resulting from another factor or factors. See “Risk Factors” in the accompanying product supplement and “Risk Factors” in the accompanying underlying supplement for more information on these risks.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of some or all of the securities composing two of the thirteen Basket Constituents (the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund) (the “Component Securities”) are converted into U.S. dollars for purposes of calculating the value of the relevant Basket Constituent, your notes will be exposed to currency exchange rate risk with respect to each of the relevant currencies. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the weight of the Component Securities denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the relevant Basket Constituents will be adversely affected and an Interest Payment may be reduced.
•	THERE ARE RISKS ASSOCIATED WITH THE ETF CONSTITUENTS — Although shares of the ETF Constituents are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the ETF Constituents or that there will be liquidity in the trading market. The ETF Constituents are subject to management risk, which is the risk that the investment strategies of their investment advisers, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the ETF Constituents, and consequently, the value of the notes.
•	THERE ARE DIFFERENCES BETWEEN THE ETF CONSTITUENTS AND THEIR UNDERLYING INDICES — The ETF Constituents do not fully replicate their respective underlying indices and may hold securities not included in their respective underlying indices, and their performances will reflect additional transaction costs and fees that are not included in the calculation of their underlying indices, all of which may lead to a lack of correlation between the ETF Constituents and their respective underlying indices. In addition, corporate actions with respect to the sample of securities (such as mergers and spin-offs) may impact the variance between the ETF Constituents and their respective underlying indices. Finally, because the shares of the ETF Constituents are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of any of the ETF Constituents may differ from the net asset value per share of such ETF Constituent.
•	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS — Five of the Basket Constituents (the iShares® Barclays 20+ Year Treasury Bond Fund, the iShares® iBoxx $ Investment Grade Corporate Bond Fund, the iShares® iBoxx $ High Yield Corporate Bond Fund, the iShares® Emerging Markets Bond Fund and the iShares® Barclays TIPS Bond Fund, which we
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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

collectively refer to as the Bond ETFs) are bond ETFs that attempt to track the performance of indices composed of fixed income securities. Investing in the notes linked indirectly to these Basket Constituents differs significantly from investing directly in bonds to be held to maturity as the values of the Bond ETFs change, at times significantly, during each trading day based upon the current market prices of their underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds. The market prices of the bonds underlying each of the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® iBoxx $ High Yield Corporate Bond Fund are determined by reference to the bid and ask quotations provided by 9 contributing banks, one of which is us. JPMS is also the sponsor of the JPMorgan EMBI Global Core Index, which is the index underlying the iShares® JPMorgan USD Emerging Markets Bond Fund. JPMS may, as a last resort, if there are no valid prices available for instruments included in the JPMorgan EMBI Global Core Index, price such instruments by asking JPMS traders to provide a market bid and ask.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the Bond ETFs, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policies regarding interest rates; and
•	the performance of U.S. and foreign capital markets.

Recently, U.S. treasury notes have been trading near their historic high trading price. If the price of the U.S. treasury notes reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying the iShares® Barclays 20+ Year Treasury Bond Fund will decline, which could have a negative impact on the performance of the Index and the return on your notes.

In addition, for the iShares® Barclays TIPS Bond Fund, if inflation is low, the benefit received from the inflation-protected feature of the underlying bonds may not sufficiently compensate you for their reduced yield.

•	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH HIGH-YIELD FIXED-INCOME SECURITIES, INCLUDING CREDIT RISK — The prices of the underlying bonds are significantly influenced by the creditworthiness of the issuers of the bonds. The bonds underlying the Bond ETFs may have their credit ratings downgraded, including in the case of the bonds included in the iShares® iBoxx $ Investment Grade Corporate Bond Fund, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of the underlying bonds. For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of bonds dropped significantly. There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the notes, and, consequently, depress the price, perhaps significantly, of the securities that compose the Bond ETFs.

Further, the iShares® iBoxx $ High Yield Corporate Bond Fund is designed to provide a representation of the U.S. dollar high yield corporate market and is therefore subject to high yield securities risk, being the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 or lower by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities.

The value of high yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

•	INVESTMENTS RELATED TO THE VALUE OF COMMODITIES TEND TO BE MORE VOLATILE THAN TRADITIONAL NOTE INVESTMENTS — The market values of commodities tend to be highly volatile. Commodity market values are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but are subject to variables that are specific to commodities markets. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional notes. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional notes. These and other factors may affect the values of the constituents included from time to time in the Index, and thus the value of your notes, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.
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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

•	HIGHER FUTURE PRICES OF THE COMMODITY FUTURES CONTRACTS CONSTITUTING THE iSHARES® S&P GSCI™ COMMODITY-INDEXED TRUST RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY — As the exchange-traded futures contracts that compose the iShares® S&P GSCI™ Commodity-Indexed Trust approach expiration, they are replaced by contracts that have a later expiration. If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” There can be no assurance that backwardation will exist at times that are advantageous, with respect to your interests as a holder of the notes, to the valuation of the iShares® S&P GSCI™ Commodity-Indexed Trust. Moreover, certain commodities, such as gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango in the commodity markets could result in negative “roll yields,” which could adversely affect the price of shares of the iShares® S&P GSCI™ Commodity-Indexed Trust and, therefore, the level of the Index and the value of your notes.
•	Risks associated with the real Estate industry will affect the value of your NOTES — The iShares® Dow Jones Real Estate Index Fund, one of the Basket Constituents composing the Index, holds a variety of real estate-related securities. The following are some of the conditions that might impact the value of the securities held by the iShares® Dow Jones Real Estate Index Fund and the value of the iShares® Dow Jones Real Estate Index Fund, and accordingly, the level of the Index and the value of your notes:
•	a decline in the value of real estate properties;
•	increases in property and operating taxes;
•	increased competition or overbuilding;
•	a lack of available mortgage funds or other limits on accessing capital;
•	tenant bankruptcies and other credit problems;
•	changes in zoning laws and governmental regulations;
•	changes in interest rates; and
•	uninsured damages from floods, earthquakes or other natural disasters.

The difficulties described above could cause an upturn or a downturn in the real estate industry generally or regionally and could cause the value of the securities held by the iShares® Dow Jones Real Estate Index Fund and thus the value of the iShares® Dow Jones Real Estate Index Fund to decline or remain flat during the term of the notes, which may adversely affect the level of the Index and the value of your notes.

•	An investment in the NOTES is subject to risks associated with small capitalization stocks — The equity securities held by the iShares® Russell 2000 Index Fund and included in the Russell 2000® Index have been issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions. The stocks of small capitalization companies may be thinly traded and thus may be difficult for the iShares® Russell 2000 Index Fund to buy and sell.
•	THE MARKET PRICE OF GOLD WILL AFFECT THE VALUE OF THE NOTES — Because the Index is linked in part to the performance of the price of gold, we expect that generally the market value of the notes will depend in part on the market price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.
•	THE BASKET CONSTITUENTS COMPOSING THE INDEX MAY BE REPLACED BY A SUBSTITUTE ETF OR INDEX — Following the occurrence of certain extraordinary events with respect to a Basket Constituent, the affected Basket Constituent may be replaced by a substitute ETF or index. If the index calculation agent determines in its discretion that no suitable substitute ETF or index is available for an affected Basket Constituent (other than the
JPMorgan Structured Investments —	TS-11
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

Cash Constituent), then the index calculation agent will replace such Basket Constituent with the Cash Constituent as its substitute. Under such circumstances, the aggregate weight of the Cash Constituent in the Index may be greater than the maximum 50% weight limit allocated to the Cash Constituent because a portion of such aggregate weight would be subject to the separate maximum weight limit specific to the affected Basket Constituent. The substitution of a Basket Constituent may affect the performance of the Index, and therefore, the return on the notes, as the replacement Basket Constituent may perform significantly better or worse than the affected Basket Constituent.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	STANDARD & POOR’S DOWNGRADE OF THE U.S. GOVERNMENT’S CREDIT RATING, AND ANY FUTURE DOWNGRADES BY CREDIT RATING AGENCIES, MAY ADVERSELY AFFECT THE PERFORMANCE OF THE INDEX AND THE NOTES — On August 6, 2011, Standard & Poor’s Ratings Services (“Standard & Poor’s”), downgraded the U.S. government’s credit rating from AAA to AA+. Additionally, Standard & Poor’s and Moody’s Investor Services, Inc. have assigned a negative outlook on the U.S. government’s credit rating, meaning that the agencies may downgrade the U.S. government’s credit rating in the next year or two. The downgrade has increased and may continue to increase volatility in the global equity and credit markets, which may adversely affect the levels of the ETF Constituents. Future downgrades by credit ratings agencies may also increase this volatility. These events may also increase short-term borrowing costs, including the 3-month LIBOR rate underlying the Cash Constituent, which will adversely affect the level of the Index. All of the above may adversely affect the performance of the Index and the notes.
•	TAX DISCLOSURE — The information under “Tax Treatment” in this term sheet remains subject to confirmation by our tax counsel. We will notify you of any revisions to the information under “Tax Treatment" in a supplement to this term sheet on or before the business day immediately preceding the issue date, or if the information cannot be confirmed by our tax counsel, we may terminate this offering of notes.
•	THE TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum value for JPMS’s estimated value set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimum value for JPMS’s estimated value.
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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

What Are the Interest Rates for Different Interest Payment Dates, Assuming a Range of Performances for the Index?

The following tables and examples illustrate hypothetical Interest Rates for different Interest Payment Dates, based on a range of Cumulative Index Returns on the various Interest Determination Dates. The tables and examples assume a hypothetical Initial Index Level of 120 and a Minimum Interest Rate of 0% per annum. The actual Minimum Interest Rate will be determined on the pricing date and will not be less than 0% per annum. Each example below assumes a set of specific, hypothetical Cumulative Index Returns and shows how the Index Factor for each Interest Determination Date would affect the determination of the applicable Interest Rate. The hypothetical Interest Rates set forth below are for illustrative purposes only and may not be the actual Interest Rates applicable to a purchaser of the notes. You should consider carefully whether the notes are suitable to your investment goals.

The following results are based solely on the hypothetical examples cited and assume that a commodity hedging disruption event has not occurred during the term of the notes. Each hypothetical Interest Payment set forth below is for illustrative purposes only and may not be the actual Interest Payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Cumulative Index Return	Interest Rate for each Interest Payment Date
		First	Second	Third	Fourth	Fifth	Sixth	Seventh
216.00	80.00%	80.00%	40.00%	26.67%	20.00%	16.00%	13.33%	11.43%
204.00	70.00%	70.00%	35.00%	23.33%	17.50%	14.00%	11.67%	10.00%
192.00	60.00%	60.00%	30.00%	20.00%	15.00%	12.00%	10.00%	8.57%
180.00	50.00%	50.00%	25.00%	16.67%	12.50%	10.00%	8.33%	7.14%
168.00	40.00%	40.00%	20.00%	13.33%	10.00%	8.00%	6.67%	5.71%
156.00	30.00%	30.00%	15.00%	10.00%	7.50%	6.00%	5.00%	4.29%
144.00	20.00%	20.00%	10.00%	6.67%	5.00%	4.00%	3.33%	2.86%
138.00	15.00%	15.00%	7.50%	5.00%	3.75%	3.00%	2.50%	2.14%
132.00	10.00%	10.00%	5.00%	3.33%	2.50%	2.00%	1.67%	1.43%
126.00	5.00%	5.00%	2.50%	1.67%	1.25%	1.00%	0.83%	0.71%
122.40	2.00%	2.00%	1.00%	0.67%	0.50%	0.40%	0.33%	0.29%
121.20	1.00%	1.00%	0.50%	0.33%	0.25%	0.20%	0.17%	0.14%
120.00	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
114.00	-5.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
108.00	-10.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
102.00	-15.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
96.00	-20.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
84.00	-30.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
72.00	-40.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
60.00	-50.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
48.00	-60.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
36.00	-70.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
24.00	-80.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

Hypothetical Examples of Interest Payments on the Notes

The following examples illustrate how Interest Rate in other hypothetical scenarios are calculated.

Example 1:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	122.40	2.00%	1	2.00%	2.00%	$20.00
Second	124.80	4.00%	1/2	2.00%	2.00%	$20.00
Third	127.20	6.00%	1/3	2.00%	2.00%	$20.00
Fourth	129.60	8.00%	1/4	2.00%	2.00%	$20.00
Fifth	132.00	10.00%	1/5	2.00%	2.00%	$20.00
Sixth	134.40	12.00%	1/6	2.00%	2.00%	$20.00
Seventh	136.80	14.00%	1/7	2.00%	2.00%	$20.00

				Total Interest Payments:		$140.00

Explanation for Example 1

In example 1, the Index increases by approximately 2% during each year over the term of the notes. Because, on each Interest Determination Date, the product of the Cumulative Index Return and the Index Factor is equal to 2%, which is greater than the Minimum Interest Rate, the Interest Rate for each Determination Date is equal to 2%. Accordingly, the investor receives the total Interest Payments over the term of the notes equal to $140.00 per $1,000 principal amount note.

Example 2:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	117.60	-2.00%	1	-2.00%	0.00%	$0.00
Second	115.20	-4.00%	1/2	-2.00%	0.00%	$0.00
Third	112.80	-6.00%	1/3	-2.00%	0.00%	$0.00
Fourth	110.40	-8.00%	1/4	-2.00%	0.00%	$0.00
Fifth	108.00	-10.00%	1/5	-2.00%	0.00%	$0.00
Sixth	105.60	-12.00%	1/6	-2.00%	0.00%	$0.00
Seventh	103.20	-14.00%	1/7	-2.00%	0.00%	$0.00

				Total Interest Payments:		$0.00

Explanation for Example 2

In example 2, the Index decreases by approximately 2% during each year over the term of the notes. Because, on each Interest Determination Date, the product of the Cumulative Index Return and the Index Factor is equal to -2%, which is less than the Minimum Interest Rate, the Interest Rate for each Determination Date is equal to the Minimum Interest Payment of 0%. Accordingly, the investor does not receive any Interest Payment over the term of the notes.

Example 3:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	121.20	1.00%	1	1.00%	1.00%	$10.00
Second	121.80	1.50%	1/2	0.75%	0.75%	$7.50
Third	127.20	6.00%	1/3	2.00%	2.00%	$20.00
Fourth	128.40	7.00%	1/4	1.75%	1.75%	$17.50
Fifth	129.00	7.50%	1/5	1.50%	1.50%	$15.00
Sixth	130.80	9.00%	1/6	1.50%	1.50%	$15.00
Seventh	136.80	14.00%	1/7	2.00%	2.00%	$20.00

				Total Interest Payments:		$105.00

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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

Explanation for Example 3

In example 3, the Index increases by varying amounts during each year over the term of the notes. Even though the Index increases over the term of the notes, due to the application of the Index Factor, the Interest Payments do not increase at the same rate and, in some cases, the Interest Payments decrease. The investor receives the total Interest Payments over the term of the notes equal to $105.00 per $1,000 principal amount note.

Example 4:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	124.80	4.00%	1	4.00%	4.00%	$40.00
Second	129.60	8.00%	1/2	4.00%	4.00%	$40.00
Third	134.40	12.00%	1/3	4.00%	4.00%	$40.00
Fourth	128.40	7.00%	1/4	1.75%	1.75%	$17.50
Fifth	122.40	2.00%	1/5	0.40%	0.40%	$4.00
Sixth	116.40	-3.00%	1/6	-0.50%	0.00%	$0.00
Seventh	110.40	-8.00%	1/7	-1.14%	0.00%	$0.00

				Total Interest Payments:		$141.50

Explanation for Example 4

In example 4, the Index increases by approximately 4% during each of the first three years of the term of the notes, then decreases by approximately 5% during each of the final four years of the term of the notes. In this example, because the increase in the level of the Index occurs early in the term of the notes (and the decrease in the level of the Index occurs late in the term of the notes), the Interest Rate is above the Minimum Interest Rate for five of the seven Interest Determination Dates, and the investor receives the total Interest Payments over the term of the notes equal to $141.50 per $1,000 principal amount note.

Example 5:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	115.20	-4.00%	1	-4.000%	0.000%	$0.00
Second	110.40	-8.00%	1/2	-4.000%	0.000%	$0.00
Third	105.60	-12.00%	1/3	-4.000%	0.000%	$0.00
Fourth	111.60	-7.00%	1/4	-1.750%	0.000%	$0.00
Fifth	117.60	-2.00%	1/5	-0.400%	0.000%	$0.00
Sixth	123.60	3.00%	1/6	0.500%	0.500%	$5.00
Seventh	129.60	8.00%	1/7	1.143%	1.143%	$11.43

				Total Interest Payments:		$16.43

Explanation for Example 5

In example 5, the Index decreases by approximately 4% during each of the first three years of the term of the notes, then increases by approximately 5% during each of the final four years of the term of the notes. In this example, because the decrease in the level of the Index occurs early in the term of the notes (and the increase in the level of the Index occurs late in the term of the notes), the Interest Rate is not above the Minimum Interest Rate for five of the seven Interest Determination Dates, and the investor receives the total Interest Payments over the term of the notes equal to $16.43 per $1,000 principal amount note.

Example 6:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	132.00	10.00%	1	10.00%	10.00%	$100.00
Second	144.00	20.00%	1/2	10.00%	10.00%	$100.00
Third	156.00	30.00%	1/3	10.00%	10.00%	$100.00
Fourth	168.00	40.00%	1/4	10.00%	10.00%	$100.00
Fifth	180.00	50.00%	1/5	10.00%	10.00%	$100.00
Sixth	192.00	60.00%	1/6	10.00%	10.00%	$100.00
Seventh	204.00	70.00%	1/7	10.00%	10.00%	$100.00

				Total Interest Payments:		$700.00

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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

Explanation for Example 6

In example 6, the Index increases by approximately 10% during each year over the term of the notes. Because, on each Interest Determination Date, the product of the Cumulative Index Return and the Index Factor is equal to 10%, which is greater than the Minimum Interest Rate, the Interest Rate for each Determination Date is equal to 10%. Accordingly, the investor receives the total Interest Payments over the term of the notes equal to $700.00 per $1,000 principal amount note.

The hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly Index closing levels from January 4, 2008 through October 22, 2010 and the historical performance of the Index based on the Index closing levels from October 29, 2010 through May 31, 2013. The Index was established on October 29, 2010. The Index closing level on June 4, 2013 was 116.93. We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification. The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. For time periods prior to the launch of an ETF Constituent and that ETF Constituent’s initial satisfaction of a minimum liquidity standard, the hypothetical back-tested performance set forth in the following graph was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that ETF Constituent. See “Selected Risk Considerations — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations.”

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the pricing date or any Interest Determination Date. We cannot give you assurance that the performance of the Index will result in the payment of any interest over the term of the notes.

The hypothetical historical levels above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliate expect to earn a profit in connection with our hedging activities the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Interest Payments for Different Interest Payment Dates, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Interest Payments on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to a Notional Dynamic Basket That Tracks the Excess Return of a Portfolio of Twelve ETFs and One Index, Representing a Diverse Range of Assets and Geographic Regions” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus(minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-44 of the accompanying product supplement no. 6-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this term sheet, which will be the fifth business day following the expected pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	TS-18
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index